Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

Federico F. Peña Elected to the Board of Wells Fargo & Company

SAN FRANCISCO, Oct. 26, 2011 - Wells Fargo & Company (NYSE:WFC) announced today that its board of directors has elected Federico F. Peña, a senior advisor of Vestar Capital Partners, and former U.S. Secretary of Transportation and U.S. Secretary of Energy, to the company’s board of directors, effective Nov. 1, 2011.

Peña will serve on the board’s Audit and Examination Committee. His election increases the size of the company’s board to 16 directors.

“I’m pleased to announce that Federico Peña, who has an impressive record of business, civic and public policy achievements, is joining our board,” said John Stumpf, Wells Fargo’s chairman, president and CEO. “Throughout his career, Mr. Peña has led large-scale national projects and championed innovative change for the benefit of public and private enterprises. We welcome him to Wells Fargo as we strive to meet the needs of diverse communities and stakeholders.”

“Wells Fargo has demonstrated a long-standing commitment to its team members, customers, shareholders, and communities, which has resulted in it being among the most successful financial services companies in the world,” Peña said. “I look forward to working with the other board members and management as Wells Fargo continues to help its customers succeed financially.”

“Wells Fargo is very fortunate to be able to add Mr. Peña’s leadership skills and experience to the board,” said Philip J. Quigley, lead director of Wells Fargo’s board and chair of its Governance and Nominating Committee. “The board will benefit from his extensive financial, regulatory and public policy expertise and we look forward to working with him.”

Peña has been a senior advisor of Vestar Capital Partners since January 2009, and previously served as a managing director of Vestar from 1999 to 2009. Vestar is a global private equity firm that specializes in management buyouts, recapitalizations and going private transactions. Prior to joining Vestar, he served the Clinton Administration and led the Department of Transportation from 1993 to 1997 and then the Department of Energy from 1997 to 1998. Peña founded and was president and CEO of Peña Investment Advisors, an asset management firm, from 1991 to 1993 and served as the mayor of the city and county of Denver, Colorado from 1983 to 1991, the first Latino to hold that elected office. He served in the Colorado House of Representatives from 1979 until 1983 and practiced law for 10 years in Colorado. Peña is a member of the board of directors of Sonic Corporation and the Toyota North American Diversity Advisory Board, as well as a member of several non-profit organizations, including the COMPETE Coalition.

Peña earned his undergraduate and law degrees from the University of Texas.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With more than 270,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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